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                                                                    EXHIBIT 22.1



Subsidiaries of Bancorp


o    CATHAY BANK

     A California Corporation, 100% owned by Cathay Bancorp, Inc.


       o    CATHAY INVESTMENT COMPANY

            A California Corporation, 100% owned by Cathay Bank


       o    CATHAY SECURITIES FUND, INC.

            A Maryland Corporation, 100% owned by Cathay Bank